Exhibit 10.2

CRAWFORD & COMPANY

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made between Holly Boudreau (“Employee”) and Crawford & Company (“Crawford”) (collectively the “Parties”) and executed on the date set forth below (“Agreement”). In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration including, but not limited to, the employment of Employee by Crawford, the wages offered and to be paid to Employee by Crawford during Employee’s employment, the Employee’s participation in and receipt of additional compensation through Crawford’s bonuses and/or incentive plans, the training Employee will receive from Crawford regarding policies and compliance and the methods and operations of Crawford at considerable expense to Crawford, and access to and knowledge of Crawford’s Confidential Information and Trade Secrets Employee will receive, the Parties hereto agree as follows:

Article 1	Title and Duties.

1.1	Employee will be employed as the EVP – Chief Financial Officer. In this capacity Employee will be based in Atlanta, Georgia and will report to Bruce Swain, Chief Executive Officer (interim).

1.2	Employee’s Grade Level will be E18, and Employee will be expected to perform such duties and responsibilities customary to this position and as are reasonably necessary to the operations of Crawford.

1.3	Employee’s title, Grade Level, duties and reporting relationship can be changed from time to time at the discretion of Crawford.

Article 2	Definitions.

2.1	“Business of Crawford” means all activities necessary to sustain the business operations of Crawford and/or to enable Crawford to provide Crawford Services.

2.2	“Crawford Services” means claims management, adjusting, administrative services and other services provided by Crawford, as identified and described in Crawford & Company’s most recent Annual Report filed with the U.S. Securities and Exchange Commission on Form 10-K, and all services provided by Crawford: (i) at the time Employee violates or threatens to violate any Restrictive Covenant set forth in this Agreement of this Agreement; (ii) the twelve (12) month period preceding that date; and (iii) the twelve (12) month period preceding and following Employee’s Termination Date.

2.3	“Competitive Services” means services that compete with the Crawford Services and/or can reasonably be used as a substitution for the Crawford Services

Page 1 of 15	Employee initials: _________

2.4	“Cause” means:

(a)               Employee’s refusal or willful failure to substantially perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness or disability), after a written demand for substantial performance is delivered to Employee by Crawford that identifies the manner in which Crawford believes Employee has not substantially performed Employee’s duties and Employee fails to cure substantially the specified failure within thirty (30) days of the date Employee receives the demand;

(b)               Employee’s dishonesty or misappropriation with regard to Crawford which has a significant adverse effect on the business or reputation of Crawford, or fraud with regard to Crawford or its assets or business;

(c)               Employee’s conviction of or the pleading of nolo contendere with regard to a felony;

(d)               Employee’s material breach of fiduciary duty owed to Crawford;

(e)               Employee’s breach of a Restrictive Covenant set forth in this Agreement;

(f)                Employee’s gross negligence or material and willful misconduct with regard to Crawford or its assets, business or employees;

(g)               The refusal of Employee to follow the lawful directions of Crawford which are consistent with the duties and authorities of Employee set forth in this Agreement and not inconsistent with other directions of Crawford, after a written demand is delivered to Employee by Crawford that identifies the manner in which Crawford believes Employee has refused to follow its lawful direction and Employee fails to cure substantially the specified refusal within thirty (30) days of the date Employee receives the demand; or

(h)               Any other breach by Employee of a material provision of this Agreement, after a written demand is delivered to Employee by Crawford that identifies the breach and Employee fails to cure substantially the specified breach within sixty (60) days of the date Employee receives the demand.

For purposes of this definition, no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief (based upon an objective reasonable person standard) that Employee’s action or omission was in the best interest of Crawford. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by Crawford or based upon the advice of counsel for Crawford shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Crawford.

Page 2 of 15	Employee initials: _________

2.5	“Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

2.6	“Confidential Information” means information about Crawford, the Business of Crawford, Crawford Services, Crawford’s employees, its Customers, its contractors, its suppliers, and/or its business partners, regardless of form, which is not generally known outside of Crawford, which Employee learns of in connection with Employee’s employment with and/or association with Crawford, and which has value to Crawford. Confidential Information includes, but is not limited to: (1) business and employment policies, personnel information, employee compensation and benefits, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, software codes, computer models, data processing programs, machines, equipment, price lists, and recruiting strategies, strategies and plans for future business, new business, product or other development, and potential acquisitions or divestitures; (2) product and technical information about Crawford’s products and services, including but not limited to the nature, origin, composition and development of Crawford’s products and services, new product and service concepts, research and development projects, and expansion strategies; (3) proprietary information and processes, and intellectual property, including but not limited to inventions and copyrightable works; (4) customer information and the manner in which Crawford provides products and services to its customers, including but not limited to the names of representatives of Crawford’s customers responsible for entering into contracts with Crawford, the amounts paid by such customers to Crawford and other details of customer agreements, specific customer needs and requirements, specific customer characteristics related to the provision of products or services by Crawford, and leads and referrals to prospective customers; and (5) confidential information of third parties given to Crawford pursuant to an obligation or agreement to keep such information confidential. Confidential Information shall not include information (1) that has been voluntarily disclosed to the public by Crawford, except where such public disclosure has been made by Employee without authorization from Crawford; (2) independently developed and disclosed by others; or (3) that has otherwise entered the public domain through lawful means.

2.7	“Customer” means: (i) all of Crawford’s customers to whom or to which Crawford provided Crawford Services during Employee’s employment with Crawford or during the three (3) year period preceding Employee’s Termination Date, whichever is longer; and (ii) all of the Company’s actively sought prospective customers to whom or to which Crawford offered Crawford Services within the twelve (12) month period preceding Employee’s Termination Date.

2.8	“Crawford” as used above and throughout this Agreement, means Crawford & Company, a Georgia corporation, along with its subsidiaries, parents, affiliated entities, and includes the successors and assigns of Crawford or any such related entities.

Page 3 of 15	Employee initials: _________

2.9	“Material Contact” means contact between Employee and each customer or actively sought prospective customer of Crawford (i) with whom Employee dealt on behalf of Crawford; (ii) whose dealings with Crawford were coordinated or supervised by Employee; (iii) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with Crawford, or (iv) who receives products or services authorized by Crawford, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within the twenty-four (24) month period prior to Employee’s termination of employment with Crawford.

2.10	“Restrictive Covenant” means any of the obligations set forth in Sections 5.7, 5.8, 5.14, 5.15, 5.16, and 5.17 of this Agreement.

2.11	“Restricted Territory” means all states, territories, and all other comparable territorial divisions located in the United States, Canada (provinces), the United Kingdom (counties), and all other countries in which Crawford conducted the Business of Crawford and/or provided Crawford Services during Employee’s employment with Crawford, provided, however, that the Restricted Territory is limited to all of the following territorial divisions:

a)      All territorial divisions in which Employee performed work on Crawford’s behalf;

b)      All territorial divisions in which Employee supervised or managed, either directly or indirectly, the Business of Crawford conducted therein;

c)      All territorial divisions in which Employee supervised or managed, either directly or indirectly, the Crawford Services provided therein; and/or

d)      All territorial divisions in which Employee received and/or accessed Confidential Information or Trade Secrets concerning the Business of Crawford conducted therein and/or the Crawford Services provided therein.

2.12	“Trade Secrets” means Confidential Information which meets the additional requirements of the federal Defend Trade Secrets Act of 2016 or the Georgia Trade Secrets Act, as applicable.

2.13	“Termination Date” means the date Employee’s employment with Crawford ends for any reason.

Page 4 of 15	Employee initials: _________

Article 3	Compensation.

3.1	Base Salary. Employee’s annual base salary will be $425,000 less all applicable deductions and withholdings (“Base Salary”), payable bi-weekly in accordance with Crawford’s standard payroll practices. Employee’s Base Salary will be reviewed annually and may be adjusted by Crawford from time to time, and any increases or decreases will be effective as of the date determined by Crawford. Because Employee’s position is exempt from overtime pay, Employee’s Base Salary will compensate Employee for all hours worked.

3.2	Annual Bonus. Employee is eligible to participate in Crawford’s short-term incentive plan (“STIP”). Employee’s current STIP target bonus 57.5% of Employee’s Base Salary. Any STIP bonus will be payable in accordance with the applicable STIP terms for a year and will be subject to all applicable withholdings. Crawford may amend, modify or discontinue the STIP at any time.

3.3	Long-Term Incentive Plan. Subject to approval by Crawford’s Board of Directors (“Board”), Employee is eligible to participate in Crawford’s long-term incentive plan (“LTIP”), i.e., currently the Crawford & Company 2016 Omnibus Stock and Incentive Plan. LTIP awards will be granted pursuant to the terms of the LTIP, as in effect from time to time, by the Board. LTIP awards may be paid to the extent earned after the Board certifies the previous year’s results. Crawford may amend, modify or discontinue the LTIP at any time.

3.4	Reimbursed Expenses. Crawford will reimburse Employee for all reasonable out of pocket expenses (including hotel and travel expenses), wholly, necessarily and exclusively incurred by Employee in the discharge of Employee’s duties, subject to the production of appropriate receipts or such other evidence as Crawford may reasonably require as proof of such expenses and in accordance with Crawford’s rules and policies relating to expenses as may be in force from time to time.

Article 4	Employee Benefits.

4.1	Group Benefit Plans. Employee will be eligible to participate in employee benefit plans and programs maintained by Crawford and offered to executive level employees from time to time, to the extent Employee otherwise qualifies under the provisions of any such plans which are incorporated herein by reference. Crawford reserves the right to amend, modify or discontinue its benefit offerings at any time, as it deems appropriate. Crawford’s current vacation policy provides Employee with four (4) weeks paid vacation per calendar year.

4.2	Auto. During the term of employment, Crawford shall provide an automobile for Employee’s use in accordance with and subject to the terms of Crawford’s executive fleet program. Crawford may amend, modify or discontinue its executive fleet program at any time.

4.3	Car Allowance. Employee will receive a car allowance of $675.00 per month, which shall be payable bi-weekly in accordance with Crawford’s standard payroll practices and subject to tax withholdings. The Company reserves the right to vary or withdraw the car allowance payable to Employee in any way at any time, including by reducing the amount payable.

Page 5 of 15	Employee initials: _________

Article 5	Employee Rights and Obligations.

5.1	At-Will Employment. Employee’s employment with Crawford is for no specified period of time. Employee’s employment relationship will remain at-will and either Employee or Crawford may terminate the relationship at any time, for any reason.

5.2	Severance. If Employee’s employment with Crawford is terminated by Crawford for reasons other than Cause, Employee will be paid severance compensation, in equal amounts over a period of twelve (12) months in accordance with Crawford’s normal payroll practices, an amount equal to twelve (12) months of Employee’s then current monthly base salary. In addition, if Employee elects to continue Employee’s health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), Crawford shall pay (or reimburse to Employee) the “employer share” of the COBRA premiums at the same level as was being contributed by Crawford immediately before termination of Employee’s employment. Employee’s receipt of any such severance payment or COBRA premium is subject to execution by Employee and Crawford of a severance agreement achieving mutually acceptable terms on matters such as:

(a)	return of all Crawford property, documents, or instruments;

(b)	no admission of liability on the part of Crawford;

(c)	general release of any and all claims;

(d)	non-disclosure;

(e)	non-solicitation of employees and customers;

(f)	non-competition;

(g)	cooperation, and

(h)	non-disparagement.

5.3	Cessation of Severance Payments. If, at any point during the period over which severance pay is being paid Employee violates the terms of a severance agreement (as described in Section 5.2 above) or this Agreement, Crawford shall have the right to cease making severance payments and COBRA premium payments.

5.4	Application of Employment Policies. Except as specifically provided to the contrary in this Agreement, Employee will be subject to and required to comply with all provisions of Crawford’s Employee Handbook and any other Crawford policies that may be in effect from time to time during Employee’s employment. Crawford reserves the right to change any and all of its policies, including its benefit and compensation plans.

Page 6 of 15	Employee initials: _________

5.5	Electronic Devices. All technology provided by Crawford, including computer and/or communications equipment, systems, networks, company-related work records and other electronically stored information, is the property of Crawford and not of Employee. In general, use of Crawford’s technology systems and electronic communications should be job-related and not for personal convenience.

5.6	Electronic Communications. E-mail and other electronic communications transmitted by Crawford’s equipment, systems and networks are the property of Crawford should not be considered by Employee to be private or confidential, even if the communication is password protected or encrypted. Crawford reserves the right to examine, monitor and regulate e-mail and other electronic communications, directories, files and all other content, including Internet use, transmitted by or stored in its technology systems, whether onsite or offsite.

5.7	Non-Disclosure of Confidential Information. Employee agrees that during employment with Crawford and for a period of four (4) years following Employee’s Termination Date, Employee shall not, except in furtherance of the interests of Crawford, directly or indirectly divulge or make use of any Confidential Information without prior written consent of Crawford, until such Confidential Information ceases to be confidential by reason of the authorized actions of others or through an authorized disclosure by Employee. This paragraph does not limit the remedies available under common or statutory law, which may impose additional duties of non- disclosure. This Agreement shall not be deemed to prohibit (a) conduct expressly protected by the Defend Trade Secrets Act of 2016, as discussed in Section 5.8 below, (b) Employee’s ability to communicate with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or other governmental agency, or (c) other conduct expressly protected by applicable law.

5.8	Non-Disclosure of Trade Secrets. Employee agrees that during employment with Crawford and following Employee’s Termination Date until such time as the information no longer qualifies for trade secret protection under applicable law, except in furtherance of the interests of Crawford, Employee shall not directly or indirectly divulge or make use of any Trade Secrets without prior written consent of Crawford. Employee is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Agreement shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

a)      An individual, including Employee, shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Page 7 of 15	Employee initials: _________

b)      An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.9	Non-Disclosure of Personal Information. Employee acknowledges that, during the course of employment, Employee may obtain information regarding individuals as a result of services provided to Crawford customers such as (i) claim and personal health information; (ii) social security number; (iii) date of birth; and (iv) salary information (“Personal Information”). Employee agrees to safeguard such Personal Information as prescribed by applicable laws and regulations, such as the privacy regulations under the Health Insurance Portability and Accountability Act of 1996, and similar laws applicable to other jurisdictions in which Crawford operates. Without limiting the foregoing, Employee agrees:

(a)               Not to acquire, use nor distribute such Personal Information without the express consent of the subject of such Personal Information, or if state or federal law will allow such acquisition and disclosure of Personal Information without consent.

(b)               To acquire, use and/or distribute Personal Information solely for the purposes of carrying out the daily functions of Employee’s job.

(c)               To disclose Personal Information only to authorized third parties. These agencies may include, but are not necessarily limited to, independent review agents, claims adjusters, benefits administrators, attorneys and employers.

(d)               To limit access to computerized Personal Information solely to staff, authorized users and administrative personnel and will abide by all security measures designed to assure that unauthorized personnel are not afforded access to Personal Information.

5.10	Duty of Loyalty. Employee shall render to the very best of Employee’s ability services to and on behalf of Crawford and shall undertake diligently all duties assigned by Crawford. Employee shall devote his full time, energy and skill to the performance of the services in which Crawford is engaged, at such time and place as Crawford may direct.

5.11	Restricted Business Practices. It is the policy of Crawford not to receive or use any information or materials from any employee that are proprietary to said employee’s former employer. Employee is expressly prohibited from having any such materials, or materials containing such information, on Crawford’s property. Employee expressly warrants that Employee has no materials or information which can be construed as the property of a former employer, and further, that Employee will make no use of any such materials or information in the performance of Employee’s duties on behalf of Crawford.

Page 8 of 15	Employee initials: _________

5.12	Disclosure of Existing Agreements. Employee further warrants and represents that, prior to accepting this Employment Agreement, Employee has disclosed, or will disclose to Crawford prior to entering into this Agreement, the full terms of any contract or agreement with any other employer that might restrict in any way Employee’s performance of his/her duties for Crawford, including, but not limited to any non-solicitation, non- recruitment, non-compete and similar post-employment restrictions imposed upon Employee by an agreement between Employee and any other employer.

5.13	Subsequent Employment. Employee agrees that, following the termination of Employee’s employment with Crawford for any reason, Employee will notify any subsequent employer of the Restrictive Covenants contained in this Agreement. In addition, Employee authorizes Crawford to provide a copy of the Restrictive Covenants contained in this Agreement to third parties, including but not limited to, Employee’s subsequent, anticipated or possible future employer.

5.14	Return of Property and Information. Employee agrees to return all Crawford’s property as soon as is practicable following the cessation of Employee’s employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Crawford to employee or which employee has developed or collected in the scope of Employee’s employment, as well as all Crawford-issued equipment, supplies, accessories, vehicles, keys, badges, passes, access cards, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.

5.15	Non-Competition Covenant. Employee acknowledges that if Employee were to compete with Crawford in the provision of Crawford Services, Employee could cause serious harm to Crawford. Employee further acknowledges that during Employee’s employment, Employee will be provided access to Trade Secrets and to other valuable Confidential Information that may not qualify as Trade Secrets. In addition, Employee acknowledges that, during the course of employment, Employee will build and maintain substantial relationships with specific Customers and will be responsible to maintain and build Crawford’s goodwill associated with Crawford Services throughout the United States and all other countries in which Crawford operates. Further, Employee acknowledges that Employee will derive significant value from Crawford and from the Confidential Information and Trade Secrets of Crawford provided during employment with Crawford, which will enable Employee to optimize Crawford’s performance and Employee’s own personal, professional, and financial performance. Therefore, during Employee’s employment with Crawford and for a period of twelve (12) months following Employee’s Termination Date, Employee agrees not to, directly or indirectly, on his own behalf or on behalf of any other person or entity, provide services as an executive, manager, consultant, adviser, or in any other role similar to the role Employee held with Crawford, to Employee’s termination of employment with Crawford, to any business entity providing Competitive Services within the Restricted Territory. Employee agrees that the restrictions in this section are reasonable in scope and do not constitute a restraint of trade with respect to Employee’s ability to obtain alternative employment in the event Employee’s employment with Crawford ends for any reason; provided, however, nothing in this section shall be deemed to restrict Employee’s ability to practice law or to represent clients as a lawyer, as discussed in Rule 5.6 of the American Bar Association’s Model Rules of Professional Conduct.

Page 9 of 15	Employee initials: _________

5.16	Non-Solicitation Covenant. Employee agrees that during employment with Crawford and for a period of twelve (12) months following Employee’s Termination Date, Employee will not directly or indirectly, on his own behalf or on behalf of any other person or entity, initiate any communication with any Customer with whom Employee had Material Contact during the last twenty-four (24) months of Employee’s employment with Crawford if the purpose or effect of the communication is to offer and/or provide the Customer with Competitive Services.

5.17	Non-Solicitation of Employees and Contractors. Employee agrees that during employment with Crawford and for a period of eighteen (18) months following Employee’s Termination Date, Employee will not directly or indirectly, on his own behalf or on behalf of any other person or entity, initiate any communication with actively employed Crawford employee or any actively engaged Crawford contractor if the purpose or effect of the communication is to: (a) encourage and/or influence the individual to reduce and/or end his or her employment and/or contractual relationship with Crawford; (b) encourage or influence the individual to violate his or her fiduciary and/or contractual obligations to Crawford; and/or (c) encourage or influence the individual to assist Employee and/or any other individual in violating any their fiduciary and/or contractual obligations to Crawford.

5.18	Non-Disparagement. Employee shall not, at any time during the term of employment and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly disparage or be damaging to Crawford or its respective officers, directors, employees, advisors, businesses or reputations. Nothing herein shall prohibit or restrict Employee from communicating with, or responding to any inquiry from, cooperating with, or providing testimony before, the SEC, or any other federal or state regulatory authority.

5.19	Post-Termination Cooperation. Employee agrees that, following the termination of Employee’s employment with Crawford for any reason, Employee will cooperate with Crawford in connection with any dispute, claim or investigation made by, against or involving Crawford that relates to Employee’s period of employment and/or any work performed on Crawford’s behalf in which Employee was involved during Employee’s the period of employment. Crawford agrees to reimburse Employee for any reasonable expenses incurred in providing the cooperation. Crawford further agrees that, if Employee is required to devote more than four (4) hours to fulfill the obligations set forth in this Section 5.19 at a time when Employee is no longer being compensated by Crawford in any way, it will compensate Employee at an hourly rate based on Employee’s Base Salary during the last pay period of Employee’s active employment by Crawford.

5.20	Remedies. The Parties agree that this Agreement is reasonable and necessary for the protection of the business and goodwill of Crawford and that any breach of this Agreement by Employee will cause Crawford substantial and irreparable harm entitling Crawford to petition a court of competent jurisdiction for temporary and/or preliminary injunctive relief and other equitable and legal remedies in advance of the conclusion of the arbitration contemplated in Article 6. The prevailing party in any action and/or proceeding initiated by Crawford pursuant to this paragraph shall be entitled to recover its costs and attorney’s fees. The existence of any claim or cause of action by Employee against Crawford, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

Page 10 of 15	Employee initials: _________

Article 6	Arbitration of Disputes.

6.1	Scope, Governing Rules, Procedure Except actions and proceedings to secure temporary and/or preliminary injunctive relief, which may be filed in any court of competent jurisdiction pursuant to Section 5.20 and Section 7.3 of this Agreement, and claims and causes of action that cannot, as a matter of law, be arbitrated, the Parties expressly agree to resolve all disputes, claims, and controversies arising out of or relating to Employee’s employment, or the termination thereof, or to this Agreement, or the breach thereof, specifically including the validity of this arbitration clause (the “Covered Claims”), by submitting the same to final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures.

a)      This Agreement and any arbitration initiated by either Party pursuant to this Article 6 is governed by the Federal Arbitration Act (“FAA”).

b)      Covered Claims do not include any of the following:

•	Claims for workers’ compensation benefits;

•	Claims for unemployment benefits;

•	Claims alleging sexual harassment and/or sexual assault unless the employee voluntarily elects to arbitrate such claims after the cause of action accrues;

•	Whistleblower retaliation claims under Sarbanes-Oxley Act (SOX) and/or the Dodd-Frank Act which cannot, as a matter of law, be arbitrated;

•	Administrative charges brought before the Equal Employment Opportunity Commission and/or any other similar administrative agency; and/or

•	All other causes of action that cannot, as a matter of law, be arbitrated.

Page 11 of 15	Employee initials: _________

c)      The Parties expressly agree that to the extent allowable by applicable federal and state law that each Party will not assert any class and/or collective action claim against the other Party in arbitration, court, or otherwise. The Parties agree that each Party may only submit individual claims in arbitration. No Party may represent or seek to represent the interests of any other person unless the person is a valid successor in interest or assignee under the terms of this Agreement or as provided for by applicable law. The Parties agree that notwithstanding any other provision of this Agreement, a court of competent jurisdiction must decide the validity of this class and collective action waiver.

d)      The Parties agree that causes of action asserted by the Employee will not be joined, consolidated, or heard with the claims of any other employee.

e)      The Parties agree that by entering into this Agreement and agreeing to arbitrate all Covered Claims that they are giving up their constitutional right to have a trial by jury and giving up their normal rights of appeal following the issuance of the arbitrator’s award except as provided by applicable law concerning the judicial review of arbitral awards.

f)       Either Party may initiate arbitration by following the filing procedure outlined by AAA and providing written notice to the other party of the filing.

g)      Written notice of arbitration must be provided pursuant to this Article 6 within the same time limitations provided by applicable federal and state statutes of limitations.

h)      If a Party files a Covered Claim in either state or federal court, the non-filing Party may ask the court to compel arbitration under this Agreement and dismiss all Covered Claims. In the event that the court compels the filing Party to arbitration, the non-filing Party may seek from the arbitrator and the arbitrator is required to award to the non-filing Party its reasonable attorneys’ fees and costs incurred with filing and securing the order compelling the filing Party to arbitration.

i)       The arbitration will be presided over by one arbitrator. The Parties will select by mutual agreement an arbitrator within thirty (30) days of receipt on the written notice initiating arbitration. In the event that the Parties cannot agree to an arbitrator, an arbitrator will be appointed by the AAA in accordance with the selection procedures set forth in the AAA’s Employment Arbitration Rules and Mediation Procedure.

j)       Crawford shall be responsible for the cost of the arbitration, including the arbitrator’s fees and all administrative costs. However, Employee and Crawford will each be responsible for their own deposition, witness, expert, and other costs and expenses. Further, Employee will be responsible for paying initial filing fees to the AAA. Unless the recovery of reasonable attorneys’ fees and costs is expressly authorized by statute or this Agreement, Employee and Crawford will each be responsible for their attorneys’ fees and costs and the arbitrator will have no authority to award to the prevailing party its reasonable attorneys’ fees or costs.

Page 12 of 15	Employee initials: _________

k)       Discovery will be governed by the Federal Rules of Civil Procedure with the exception that discovery is limited to the following unless ordered by the arbitrator upon a showing of good cause:

•	Five (5) depositions per party;

•	Fifteen (15) interrogatories per party;

•	Twenty (20) document requests per party; and

•	Ten (10) requests for admission per party.

l)       The arbitrator shall have the authority to set deadlines for the completion of discovery and will decide all discovery disputes.

6.2	Authority of Arbitrator; Judicial Review. The arbitrators will have no authority to award punitive, consequential, liquidated or compensatory damages, unless such damages are expressly provided for by law. The award rendered by the arbitrator shall be final, non-reviewable, non-appealable and binding on the parties and may be entered and enforced in any court having jurisdiction.

6.3	Location of Arbitration. The seat or place of arbitration shall be Metropolitan Atlanta, Georgia.

6.4	Confidentiality. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of both parties, unless to protect or pursue a legal right.

Article 7	Miscellaneous.

7.1	Construction of Agreement; Severability. If any term or provision of this Agreement, or any subpart thereof, is held to be invalid, illegal, and/or unenforceable by a court or arbitral authority of competent jurisdiction, such invalidity, illegality, and/or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. As to the Restrictive Covenants set forth in this Agreement, the Parties expressly agree that if court and/or arbitral authority of competent jurisdiction holds that a provision or term thereof is invalid, illegal, and/or unenforceable, the Parties will jointly request that the court and/or arbitral authority modify the offending term and/or provision to render it valid, legal, and enforceable taking into account what is reasonable in light of the circumstances in which the term and/or provision was made and the applicable law. The Parties expressly approve all of the following modifications: (a) enforcing the term and/or provision to the fullest extent permitted by applicable law; (b) reducing the scope, time period, and/or geographic restrictions to only what is necessary to protect the Company’s legitimate business interests, goodwill, Confidential Information, and Trade Secrets; or (c) in the event that the modifications contemplated by Section 7.1(a) or (b) would not render the term and/or provision valid, legal, and enforceable, then and only then, severing or removing the portion of the term and/or provision that would otherwise render any Restrictive Covenant invalid, illegal, and/or unenforceable.

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7.2	Code Section 409A. This Agreement is intended to comply with Code Section 409A, or to qualify for an exemption thereunder, and shall be construed and administered in a manner which does not result in additional tax or interest to Employee under Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” as defined under Code Section 409A. If Employee is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment or provision of benefit that is subject to Code Section 409A as deferred compensation and is due upon or as a result of Employee’s “separation from service,” notwithstanding any contrary provision under this Agreement, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Code Section 409A, until the date which is the earlier of (A) expiration of the six (6)-month period measured from such “separation from service,” and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump-sum, and any remaining payments and benefit due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement. To the extent that payments and benefits under this Agreement are deferred compensation subject to Code Section 409A and are contingent upon Employee’s taking any employment-related action, including without limitation execution (and non-revocation) of another agreement, such as a release agreement, and the period within which such action(s) may be taken by Employee would begin in one calendar year and expire in the following calendar year, then such amounts or benefits shall be paid in such following calendar year. With respect to any taxable reimbursements or in-kind benefits provided for under this Agreement or otherwise payable to Employee, Crawford (a) shall make all such reimbursements no later than Employee’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for other benefits. Notwithstanding the foregoing, Crawford makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall Crawford be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Code Section 409A.

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7.3	Enforceability; Governing Law and Jurisdiction. This Agreement, and all claims arising out of or related to this Agreement, will be governed by, enforced under and construed in accordance with the laws of the State of Georgia without regard to any conflicts or conflict of laws principles. Subject to the terms of Article 6, Employee hereby agrees that the state courts of Georgia and federal courts sitting in Georgia shall have exclusive jurisdiction over any dispute arising under this Agreement. Employee hereby consents to personal jurisdiction in Georgia. The failure of either party at any time to require performance by another party of any provision of this Agreement will not constitute a waiver of that party’s right to require future performance.

7.4	Entire Agreement. The provisions contained herein, and all provisions in documents attached hereto and/or incorporated herein by reference, constitute the entire agreement between the parties with respect to Employee’s employment and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to Employee’s employment.

7.5	Modification. No modification of this Agreement shall be valid unless in writing and signed by Employee and Crawford’s Chief Executive Officer, General Counsel or Chief People Officer.

7.6	Effectiveness. The terms of this Agreement shall be effective as of the date this Agreement is executed by Employee.

Article 8               Acknowledgement. By signing this Agreement, Employee acknowledges that (a) Employee is not guaranteed employment for any definite duration and either Employee or Crawford may terminate Employee’s employment relationship with Crawford at any time, for any reason, (b) Employee has carefully read and understands the provisions of this Agreement and Employee was given the opportunity to consult with an attorney of Employee’s choosing prior to executing this Agreement, and (c) except as set forth herein, no promises or inducements for this Agreement have been made, and Employee is entering into the Agreement without reliance upon any statement or representation by Crawford or its agents concerning any material fact.

Executed, this 19th day of November, 2025.

EMPLOYEE	CRAWFORD & COMPANY

/s/ Holly Boudreau	/s/ Nidhi Verma
Holly Boudreau	By: Nidhi Verma
Its: Chief People & ESG Officer

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